Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

November 4, 2021

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to General Mills, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s offer to exchange up to $605,238,000 aggregate principal amount of its 3.000% Notes due 2051, which have been registered under the Securities Act (the “Exchange Notes”), for up to $605,238,000 aggregate principal amount of its issued and outstanding 3.000% Notes due 2051, which have not been registered under the Securities Act (the “Old Notes”). The Old Notes were, and the Exchange Notes will be, issued under an Indenture, dated as of February 1, 1996, as amended (the “Indenture”), between the Company and U.S. Bank National Association (formerly known as First Trust of Illinois, National Association), as trustee (the “Trustee”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Exchange Notes, when issued, executed and authenticated by the Trustee in the manner provided for in the Indenture and delivered on behalf of the Company in exchange for the Old Notes, will constitute valid and binding obligations of the Company.

Our opinions set forth above are subject to the following qualifications and exceptions:

(a)

Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitation or other similar laws and judicial decisions affecting or relating to the rights of creditors generally.

(b)

Our opinions are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law); in addition, the availability of specific performance, injunctive relief, the appointment of a receiver or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought.

General Mills, Inc.

November 4, 2021

(c)

Our opinions are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d)

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

The opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Exchange Notes” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

BRR/CCH